FOR IMMEDIATE RELEASE
Greenlight Re Announces Underwriting Leadership Changes
GRAND CAYMAN, Cayman Islands – October 5, 2022 – Greenlight Capital Re, Ltd. (NASDAQ: GLRE) ("Greenlight Re" or the "Company") is pleased to announce the following promotions within its underwriting leadership teams:
•Regan Cairns has been promoted as Chief Underwriting Officer of Greenlight Reinsurance Ltd., focusing on Financial Risk, North American Casualty, and Property classes.*
•Finbar ("Barry") Griffin has been promoted as Chief Underwriting Officer of Greenlight Reinsurance Ireland, dac ("GRIL"), focusing on London Market Specialty and Funds at Lloyd's classes.
•Kagabo Ngiruwonsanga has been promoted as Head of Underwriting of Innovations and will manage and oversee underwriting opportunities derived from Greenlight Re Innovations.*
Ms. Cairns and Mr. Ngiruwonsanga, together with Andy Gladwin, who will continue to serve as Active Underwriter of Greenlight Innovation Syndicate 3456 and Managing Director of Greenlight Re Marketing U.K. Ltd., will report directly to the Company's Chief Executive Officer, Simon Burton. Mr. Griffin will report to Pat O'Brien, GRIL's Chief Executive Officer.
Mr. Burton stated, "I am very proud to recognize the significant accomplishments of each of Regan, Barry, and Kagabo by placing them into newly created positions within the Greenlight Re organization.  We believe our newly adopted underwriting management model will allow us to better serve our brokers and cedants."
The Company also announced that Mr. Burton has determined to relinquish his title as Greenlight Re's Chief Underwriting Officer while continuing his role as CEO and maintaining substantially the same responsibilities and authorities within the Company.

*This appointment is subject to regulatory and immigration approvals.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.com) provides multiline property and casualty insurance and reinsurance through its licensed and regulated reinsurance entities in the Cayman Islands and Ireland, and its Lloyd's platform, Greenlight Innovation Syndicate 3456. The Company complements its underwriting activities with a non-traditional investment approach designed to achieve higher rates of return over the long term than reinsurance companies that exclusively employ more traditional investment strategies. In 2018, the Company launched its Greenlight Re Innovations unit, which supports technology innovators in the (re)insurance space by providing investment, risk capacity, and access to a broad insurance network.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. The Company intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on the Company's behalf. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in the Company's annual reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Relations Contact
Karin Daly
Vice President,
The Equity Group Inc.
(212) 836-9623
IR@greenlightre.ky